Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

60 Degrees Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Common Stock, par value $0.0001 per share	457(c)	8,913,044	(1)	$1.41	(2)	$12,589,674.65	$0.00014760	$1,858.24
		Total Offering Amounts						$12,589,674.65		$1,858.24
		Total Fee Offsets						—		—
		Net Fee Due						$12,589,674.65		$1,858.24

(1)	Consists of an aggregate of 8,913,044 shares of Common Stock registered for sale by certain of the selling stockholders named in this registration statement including (i) 2,898,551 shares of Common Stock issuable upon exercise of pre-funded warrants held by certain selling stockholders, (ii) 2,898,551 shares of Common Stock issuable upon exercise of Series A warrants, (iii) 2,898,551 shares of Common Stock issuable upon exercise of Series B warrants and (iv) 217,391 share of Common Stock issuable upon the exercise of placement agent warrants that were issued to designees of H.C. Wainwright & Co., LLC.

(2)	Determined pursuant to Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee. The price shown is the average of the high and low selling price of the Common Stock on September 17, 2024, which is a date within 5 business days prior to the date of filing of this Registration Statement, as reported on the Nasdaq Capital Market.

Table 2: Fee Offset Claims and Sources

N/A

Table 3: Combined Prospectuses

N/A